Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
April 19, 2018	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc today reported its results of operations for the Three Months Ended March 31, 2018:

	OMEGA FLEX, INC. (OFLX)

	Three Months Ended March 31,
	2018	2017

Net Sales	$25,397,000	$25,607,000

Income before Income Taxes	$5,587,000	$6,188,000

Net Income attributable to Omega Flex, Inc.	$4,163,000	$4,138,000

Earnings Per Share - Basic and Diluted	$0.41	$0.41

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales for the first quarter of 2018 were essentially level with the previous year, being $25,397,000 and $25,607,000, respectively, decreasing $210,000 or 0.8%. Kevin Hoben, stated, “The numbers for seasonally adjusted housing starts were down 4% in early 2018 compared to last year. Additionally, we believe that the results in first quarter of 2017, which was the best first quarter in the Company’s history, were enhanced by customers buying ahead of a pending price increase in 2017.”

The Company’s Income before Income Taxes were $5,587,000 and $6,188,000, for the first quarter of 2018 and 2017, respectively, down $601,000, or 9.7%. The Company experienced a slight increase in manufacturing expenses. Operating costs were also higher, partially associated with the launch of the Company’s new MediTrac® corrugated medical tubing product, for which there are currently no sales. Mr. Hoben stated, “All things considered, the Company’s performance in the first quarter of 2018 was very satisfactory.”

The Company’s Net Income for the first three months of 2018 increased $25,000 or 0.6%, being $4,163,000 and $4,138,000 for 2018 and 2017, respectively. A lower tax rate was in effect during 2018 primarily attributable to the Tax Cuts and Jobs Act enacted at the end of 2017.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.